Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into this 6th day of August 2020, between NOVO INTEGRATED SCIENCES, INC., a Nevada Corporation (the “Company”) located at 11120 NE 2nd Street, Suite 200, Bellevue, Washington 98004, and CHRISTOPHER DAVID, an individual residing in Washington State, currently acting as the Companies’ President and Director (the “Executive”).

RECITALS

WHEREAS, the Company is a U.S. publicly traded corporation, listed and quoted through the OTC Markets Group, that develops and provides services and products related to the healthcare sector; and

WHEREAS, the Executive (i) currently serves as the Company’s President, a position he has filled for the Company since May 10, 2015 with Mr. David’s relationship with the Company being in good standing as of the date of this Agreement, and (ii) has knowledge and abilities useful to the Company; and

WHEREAS, the Company desires to execute this Employment Agreement (the “Agreement”) with Mr. David, which allows Mr. David to remain fulfilling the roles and responsibilities as the company’s President under the terms and conditions as provided for in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises between the parties, the parties agree as follows:

1. Recitals. The recitals as stated in the preamble are true and correct and incorporated herein by reference.

2. Term of Agreement. This Agreement shall be effective as of August 6, 2020 and shall remain in full force and effect until the termination provisions, contained in paragraph 6, are met.

3. Duties. During the term of this Agreement, the Executive shall devote a sufficient amount of Executive’s time, skill, and experience to manage the Company as its President, which is both an Executive Management and a Corporate Officer position. The Executive shall have all the usual powers of a President. This Agreement is entered into solely for the purpose of providing specific compensation to Executive for the provision of future services to the Company for the period of the Term. The terms and conditions of Executive’s performance of his duties shall be subject to the Board’s supervision at all times and such terms are not addressed in this Agreement. The Parties shall maintain an open relationship with clear communication and clear determination of duties.

4. Compensation. At commencement of the Term of this Agreement, the Company shall pay to Executive the following incentive compensation:

(a)	A monthly salary of $8,000;

(b)	The Executive shall be granted options to purchase of Five Million Seven Hundred Fifty Thousand (5,750,000) shares of the Company’s common stock with a per option exercise price of thirty cents ($0.30), a grant date of August 6, 2020, a vest date of August 6, 2020, and an expiration date of August 6, 2025 (5-years from grant date), without further action. In the event the number of authorized shares is altered, pursuant to stock splits, initial public offerings, or other activity, all shares granted to the Executive hereunder shall be adjusted proportionately.

Page |2

5. Executive Benefits. The Executive is entitled to such other Executive Benefits as shall be determined by the Board, from time to time.

6. Termination. This Agreement shall be terminated as defined herein, when either (i) upon the effective date the Company’s common stock is uplisted to a national exchange (NASDAQ or NYSE); or (ii) upon the effective date the Company’s current CEO, Mr. Robert Mattacchione, is no longer the Company’s CEO.

In addition, the Company may terminate Executive at any time, with or without cause, provided however, if the Executive is terminated without cause:

(a)	the stock option compensation paid hereunder shall be deemed granted and fully vested and is not subject to revocation or return.

The term “cause” shall mean the Executive must have (i) been willful, gross or persistent in Executive’s inattention to Executive’s duties or the Executive committed acts which constitute willful or gross misconduct and, after written notice of the same has been given to the Executive and he has been given an opportunity to cure the same within thirty (30) days after such notice; or (ii) found guilty of having committed actual fraud against the Company.

7. Notice. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by certified mail to the Executive’s address listed below, unless written notice of a change of address has been provided to the Company:

Christopher David
XXXXX XXXXX XX
Bellevue, Washington 98004

8. Miscellaneous. Failure of either party to assert any of its rights under this Agreement shall not constitute a waiver of its rights. The waiver by any party of a breach of any provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party. This Agreement shall inure to the benefit of, and be binding on, the parties and their successors, heirs, personal representatives, and assigns. This instrument contains the entire agreement of the parties. It may not be changed orally but only by an agreement in writing signed by any party against whom enforcement of any waiver, change, modification, extension, or discharge is sought. If any provisions of this Agreement are declared invalid and unenforceable, the remainder of this Agreement shall continue in full force and effect. This Agreement shall be construed, interpreted, governed, and enforced in and under the laws of the state of Washington except as otherwise provided in this Agreement. Paragraph headings are inserted only for convenience and are not to be construed as part of this Agreement or a limitation of the scope of the paragraph to which they refer.

9. Attorneys’ Fees. In the event that either Party hereto commences litigation against the other to enforce such party’s rights hereunder, the prevailing party shall be entitled to recover all costs, expenses and fees, including reasonable attorneys’ fees (including in-house counsel), paralegals’, fees, and legal assistants’ fees through all appeals.

10. Counterparts. This Agreement may be executed in any number of counterparts and by facsimile transmission, each of which shall be deemed to be an original instrument, but all of which taken together shall constitute one and the same agreement. Facsimile signatures shall be deemed to be original signatures for all purposes.

Page |3

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

By:	Company	By:	Employee

	/s/ Robert Mattacchione		/s/ Christopher David
	Robert Mattacchione		Christopher David
	CEO and BOD Chairman		Individual

[Remainder of Page Intentionally Blank]